EXHIBIT 99.1

DGT Holdings Reports Fiscal 2012 Third Quarter Financial Results

($ in 000's, Except Per Share Data)

Highlights

  FY 2012 third quarter sales increased 11.6% to $3,050 from $2,732 the prior year third quarter
  FY 2012 third quarter net loss of $439
  Agreement reached to sell the RFI business subject to shareholder approval
  Current cash net of debt was $43.3 million as of April 28, 2012 or $11.28 per share

BAY SHORE, N.Y., June 7, 2012 (GLOBE NEWSWIRE) -- DGT Holdings Corp. (OTCBB:DGTC) ("DGT Holdings" or the "Company") today announced financial results for its fiscal 2012 third quarter and nine months ended April 28, 2012.

FINANCIAL RESULTS

Three Month Results

Sales for the fiscal 2012 third quarter increased 11.6% to $3,050 from $2,732 in the third quarter of fiscal 2011, due to increased volume at the Power Conversion Group.

Gross margin for the fiscal 2012 third quarter was 30.9% as compared to 30.2% in the same period last year. The increase in margin is due to the additional volume and favorable product mix during the fiscal 2012 third quarter.

Operating expenses in the fiscal 2012 third quarter were $1,420, or 46.6% of total sales, compared to $1,104, or 40.4% of total sales, in the prior year's third quarter, primarily due to an increase in stock compensation expense and  legal fees related to the sale of the RFI business, discussed below.

Operating loss for the fiscal 2012 third quarter was $478 compared to an operating loss of $279 in the third quarter of fiscal 2011. The Power Conversion Group had operating income of $141 in the fiscal 2012 third quarter, compared to operating income of $121 in the comparable period last year. The Other segment, consisting of unallocated corporate expenses and the building in Italy, had an operating loss for the third quarter of fiscal 2012 of $619, as compared to $400 in the third quarter of the prior year.

Loss from continuing operations in the third quarter of fiscal 2012 was $439, or $0.11 per share, compared to a loss of $270, or $0.07 per share in the prior year period.

The Villa subsidiary was sold on November 3, 2011 and had no income or loss during the third quarter of fiscal 2012, while the third quarter of fiscal 2011 had three months of activity. Discontinued operations, related to the Villa sale, were disposed of during the second quarter of fiscal 2012.  The prior year third quarter had a net loss of $80 on sales of $9,920.

Net loss in the third quarter of fiscal 2012, was $439, or $0.11 per basic and diluted share, compared to net loss of $350, or $0.09 per basic and diluted share in the comparable prior year period.

Nine Month Results

Sales for the first nine months of fiscal 2012 increased 14.9% to $8,578 from $7,467 in the same period of the prior year.

Gross margin for the first nine months of fiscal 2012 was 32.9% as compared to 22.0% in the first nine months of fiscal 2011. Process improvements affecting material utilization attributed to increased margins and reduced material variances in the first nine months of fiscal 2012. Additionally, revenue increased 14.9% from prior year, while the plant overhead remained flat resulting in an increase of gross margin % over the prior year results. The comparable prior year margin was also adversely impacted by unfavorable product mix and increased reserves for excess inventory.

Operating expenses in the first nine months of fiscal 2012 were $3,978, or 46.4% of sales, compared to $3,322, or 44.5% in the same period of the prior year. The increase was primarily due to an increase in stock compensation expense and legal fees related to the sale of the RFI business, discussed below.

Operating loss for the first nine months of fiscal 2012 was $1,156, compared to an operating loss of $1,679 in the first nine months of the prior year. The Power Conversion Group had operating income of $478 in the first nine months of fiscal 2012, compared to an operating loss of $464 in the same period of the prior year. Operating loss related to the Other segment  for the first nine months of fiscal 2012 was $1,634 compared to $1,215 in the first nine months of fiscal 2011.

Loss from continuing operations in the first nine months of fiscal 2012 was $1,111, or $0.29 per share, compared to an operating loss of $1,716, or $0.62 per share, in the comparable prior year period.

Discontinued operations had net income from operations of $1,230 during the first nine months of fiscal 2012 on sales of $16,714, compared to net income of $2,769 in the first nine months of the prior fiscal year on sales of $45,581. The Villa subsidiary was sold on November 3, 2011 and the fiscal 2012 results only include four months of activity compared to nine months in the prior year. The prior fiscal year first quarter sales included unusually high volume that was not repeated in fiscal year 2012.

A net gain on the sale of Villa of $6,837 was recognized during the first nine months of fiscal 2012.

Net income for the first nine months of fiscal 2012, which includes the gain on the sale of Villa, was $6,956, or $1.81 per basic and diluted share, compared to net income of $1,053, or $0.38 per basic and diluted share, in the first nine months of fiscal 2011.

BACKLOG

Consolidated backlog at April 28, 2012 was $4,452 compared to $4,360 at July 30, 2011. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

DGT Holdings' balance sheet at April 28, 2012 reflected working capital of $47.3 million, which included $45.7 million  of cash.

The cash balance, net of debt is $43.3 million, or $11.28 per share.

COMMENTS

John J. Quicke, DGT Holdings' President and Chief Executive Officer, commented, "Our third quarter results reflect a modest increase in sales over the prior fiscal year, and an increase in gross margin due to the higher sales and favorable product mix. We continue to actively monitor ways to enhance shareholder value."

SUBSEQUENT EVENT

On June 6, 2012, the Company, along with its RFI Corporation subsidiary ("RFI"), entered into an asset purchase agreement (the "Asset Purchase Agreement") with Ultra Electronics Defense, Inc. (the "Purchaser"), an affiliate of Ultra Electronics Holdings plc, a UK corporation.

Under the terms of the Asset Purchase Agreement, the Company has agreed to sell (the "Asset Sale") its power conversion business, which is currently operated by RFI, to the Purchaser for the purchase price of $12.5 million (the "Purchase Price") (subject to a potential working capital adjustment), payable in cash. $1,250 of the Purchase Price is to be held in escrow to serve as security for payments in satisfaction of certain of the Company's indemnification obligations and $237 of the Purchase Price is to be held in escrow to cover any potential net working capital adjustment. The Purchaser has also agreed to lease the RFI facility in Bay Shore, New York following the Asset Sale.

The obligations of each of the parties to consummate the Asset Sale are subject to customary conditions, including, among other things, the conclusion of a review by the Committee on Foreign Investment in the United States with respect to national security concerns, the approval of at least two-thirds of the outstanding shares of our common stock, and the exercise by the holders of no more than 10% of the outstanding shares of our common stock of their statutory appraisal or dissenters' rights with respect to the Asset Sale. The Company has agreed to pay to the Purchaser a termination fee of $725 in the event the Asset Purchase Agreement is terminated under certain circumstances.

The RFI results will be reported as a discontinued operation after shareholder approval is received.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, DGT Holdings Corp. plans to file a proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to our shareholders. Shareholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by us with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and our other filings with the SEC may also be obtained from us. Free copies of our filings may be obtained by writing to the Corporate Secretary, DGT Holdings Corp., 100 Pine Aire Drive, Bay Shore, New York 11706 or by calling our Corporate Secretary at (631) 231-6400.

ABOUT DGT HOLDINGS

DGT Holdings Corp. manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications through its Power Conversion Group's RFI Corporation subsidiary.

The Company's web site is www.dgtholdings.com.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. DGT Holdings cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of DGT Holdings to introduce products as scheduled; obtaining necessary product certification; implementation of its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DGT HOLDINGS CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 28,	April 30,	April 28,	April 30,
	2012	2011	2012	2011

Sales	$3,050	$2,732	$8,578	$7,467
Cost of Sales	2,108	1,907	5,756	5,824

Gross Margin	942	825	2,822	1,643

Selling, General and Administrative	1,382	1,074	3,860	3,215
Research and Development	38	30	118	107
Total Operating Expenses	1,420	1,104	3,978	3,322

Operating Loss	(478)	(279)	(1,156)	(1,679)

Interest income (expense), net	32	12	76	(33)
Other Income (Expense)	13	--	13	--

Net Loss Before Income Tax Provision	(433)	(267)	(1,067)	(1,712)
Income Tax Provision	6	3	44	4

Net Loss from Continuing Operations	(439)	(270)	(1,111)	(1,716)

Income (Loss) from Discontinued Operations, net of tax	--	(80)	8,067	2,769

Net Income (Loss)	$(439)	$(350)	$6,956	$1,053

Net Income (Loss) Per Basic and Diluted Share:
Continuing Operations	$(0.11)	$(0.07)	$(0.29)	$(0.62)
Discontinued Operations	(0.00)	(0.02)	2.10	1.00
Net Income (Loss) Per Basic and Diluted Share	$(0.11)	$(0.09)	$1.81	$0.38

Weighted Average Number of Common Shares Outstanding (in thousands)*:
Basic	3,839	3,846	3,849	2,773
Diluted	3,839	3,846	3,849	2,773

* Adjusted for 1 for 50 and 4 for 1 stock splits effective January 6, 2011

DGT HOLDINGS CORP.
BALANCE SHEETS
(In thousands)
(Unaudited)

	April 28,	July 30,
	2012	2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$43,276	$23,629
Restricted cash	2,425	--
Trade receivables, net	1,539	1,569
Inventories	1,761	1,708
Prepaid expenses and other current assets	325	223
Current assets of discontinued operations	--	25,716
Total current assets	49,326	52,845

NON-CURRENT ASSETS:
Property plant and equipment, net	4,139	4,651
Deferred income taxes	--	571
Other assets	738	95
Non-current assets of discontinued operations	--	5,139
Total non-current assets	4,877	10,456
TOTAL ASSETS	$54,203	$63,301

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$81	$82
Accounts payable – trade	834	730
Accrued expenses	1,106	878
Current liabilities of discontinued operations	--	13,008
Total current liabilities	2,021	14,698

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	2,298	2,355
Deferred income taxes	501	--
Non-current liabilities of discontinued operations	--	1,950
Total non-current liabilities	2,799	4,305
Total liabilities	4,820	19,003

SHAREHOLDERS' EQUITY:
Total shareholders' equity	49,383	44,298
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$54,203	$63,301
CONTACT: DGT HOLDINGS CORP.
         John J. Quicke
         Chief Executive Officer

         Mark A. Zorko
         Chief Financial Officer
         (631) 231-6400 ext. 323
         mzorko@dgtholdings.com